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                      RESOLUTION OF THE BOARD OF DIRECTORS

                                       OF

                            AutoFund Servicing, Inc.
                              A Nevada Corporation

                                TIME AND LOCATION
A special meeting of the Board of Directors was called by President James D. Haggard on July 25, 2000. The meeting wad called and conducted by James D. Haggard as provided by the bylaws.

                                DIRECTORS PRESENT
James D. Haggard, the sole director, was present and his presence constituted a quorum of the Board of Directors.

                                  CALL TO ORDER
President, James D. Haggard, called the meeting to order for the purpose of adopting a resolution.

                               RESOLUTION ADOPTED
After discussion the Board unanimously adopted the following resolution:

         RESOLVED that the President be and hereby is authorized to do the following:

         a) Accept an agreement for the exchange of common stock between AutoFund Servicing, Inc., a Nevada corporation and AutoFund Servicing, Inc., a Texas corporation.

         b) Authorize the Transfer Agent to issue to shareholders 18,000,000 shares of the common stock of AutoFund Servicing, Inc., a Nevada Corporation, $0.001 par value from its treasury so as the amount of shares then issued would be equal to 90% of the combined total of 20,000,000 outstanding shares, in exchange for 100% of the issued and outstanding shares, of AutoFund Servicing, Inc., a Texas corporation, such that AutoFund Servicing, Inc., A Texas Corporation shall become wholly owned subsidiary of AutoFund Servicing, Inc., a Nevada Corporation.

                                   ADJOURNMENT
There being no further business to come before the meeting, upon motion duly made and unanimously carried, the meeting was adjourned.

                            CERTIFICATE OF SECRETARY
I hereby certify that the foregoing minutes of the Special Meeting of the Board of Directors of AutoFund Servicing, Inc. constitute a true and correct copy of the minutes of that meeting.

         IN WITNESS HEREOF, I have hereunto subscribed my name and affixed the seal of the corporation this 25th day of July 2000.

                                           Original Signature on file
                                           --------------------------
                                           James D. Haggard, President/Secretary